UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 21, 2006

Mirant Corporation

(Exact name of registrant as specified in charter)

Delaware	001-16107	58-2056305
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1155 Perimeter Center West, Suite 100, Atlanta, Georgia		30338
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (678) 579-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective February 21, 2006, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Mirant Corporation (the “Company”) took the following actions with respect to the compensation of the executive officers of the Company.

2006 Base Salary and Short-Term Incentive Targets. The Compensation Committee approved base salaries and short-term incentive targets for certain executive officers for 2006 as follows:  Vance N. Booker, Senior Vice President, Administration—$305,000 and 55%, respectively, and James R. Harris, Senior Vice President and Philippines Region Head—$275,000 and 50%, respectively. The base salaries and short-term incentive targets of the Company’s other executive officers are set forth in their employment agreements and no changes have been made at this time.

Annual Incentive Compensation Earned in 2005. The Compensation Committee approved annual cash bonus awards earned during 2005 and paid in 2006 for the Company’s executive officers under the Company’s short-term incentive program. The bonus awards were earned based upon the achievement of performance goals under the Company’s short-term incentive plan that is based on both individual and corporate performance. The amounts of the bonus awards are as follows:  Edward R. Muller, Chairman, President and Chief Executive Officer—$254,795; James V. Iaco, Executive Vice President and Chief Financial Officer—$50,000; S. Linn Williams, Executive Vice President and General Counsel—$50,000; Mr. Booker—$125,000; Mr. Harris—$100,000 and William von Blasingame, Senior Vice President and General Manager, Caribbean—$15,000. The awards to all executive officers except Mr. Booker and Mr. Harris were prorated based on the portion of the year for which they were employed by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 24, 2006

Mirant Corporation

/s/ Thomas Legro
Thomas Legro
Senior Vice President and Controller
(Principal Accounting Officer)